As filed with the Securities and Exchange Commission on October 16, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111-3220
(720) 886-9656
(Address of principal executive offices)

APOLLO GOLD CORPORATION
AMENDED AND RESTATED STOCK OPTION INCENTIVE PLAN
(Full title of the plan)

R. David Russell
President and Chief Executive Officer
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111
(720) 886-9656
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Patricia Peterson
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (do not check if a smaller reporting company)	Smaller Reporting Company ☑

 CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Securities	to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share (2)	Offering Price(2)	Registration Fee

Common Stock, without par value	18,455,225 shares	$0.56	$10,334,946	$576.69 (3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional and indeterminate number of shares of common stock of the registrant (“Common Stock”) to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purposes of calculating the registration fee.  Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of Apollo’s common stock on October 15, 2009, as reported on the NYSE Amex Exchange.

(3)
Apollo Gold Corporation (“Apollo”) previously registered a total of 7,191,596 shares under a Registration Statement on Form S-8 (Registration No. 333-113889) (the “Original Registration Statement”) filed with the Securities and Exchange Commission on March 23, 2004, relating to 4,805,904 shares authorized for issuance under Apollo’s Stock Option Incentive Plan and 2,385,692 shares authorized for issuance under Apollo’s Plan of Arrangement Stock Option Incentive Plan.  In connection with that filing, Apollo paid a registration fee of $1,877.02.  Apollo is registering an additional 18,455,225 shares under this Registration Statement on Form S-8 relating to Apollo’s Amended and Restated Stock Incentive Plan and, pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only in respect of those additional shares.

EXPLANATORY NOTE

Apollo Gold Corporation (“Apollo”) has previously filed a registration statement on Form S-8 relating to its Stock Option Incentive Plan, File No. 333-113889 (the “Prior Registration Statement”). On May 24, 2006, Apollo’s shareholders approved an amendment to the Stock Option Incentive Plan (the “2006 Amended Plan”).  The 2006 Amended Plan, among other things, increased the number of shares of common stock available for issuance under such plan from 4,805,904 to the lesser of (a) 10% of Apollo’s issued and outstanding shares of common stock and (b) 12,139,686 shares of common stock.  On May 7, 2009, Apollo’s shareholders approved additional amendments to the 2006 Amended Plan (the “2009 Amended Plan”).  The 2009 Amended Plan, among other things, increased the number of shares of common stock available for issuance under such plan to the lesser of (a) 10% of Apollo’s issued and outstanding shares of common stock and (b) 23,261,129 shares of common stock.  Accordingly, this Registration Statement on Form S-8 is being filed to register the additional 18,455,225 shares of common stock available for issuance under the 2009 Amended Plan.  Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including each of the documents filed as exhibits thereto, are incorporated by reference herein except as otherwise updated or modified by this filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3                      INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed by Apollo with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by referenced into this Registration Statement, other than information in a report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in connection with such information:

1.	Apollo’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 27, 2009;

2.	Apollo’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed with the SEC on May 15, 2009 and August 14, 2009, respectively;

3.
Apollo’s Current Reports on Form 8-K, filed with the SEC on January 5, 2009, February 13, 2009, February 19, 2009, February 24, 2009, February 25, 2009, March 25, 2009, June 4, 2009, June 26, 2009, July 20, 2009, July 30, 2009, September 15, 2009 (Items 1.01, 8.01 and 9.01 only) and October 2, 2009; and

4.	The description of Apollo’s capital stock set forth in its Registration Statement on Form 10, filed with the SEC on June 23, 2003.

In addition, all reports and documents filed with the SEC by Apollo pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents, other than information in a Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in connection with such information.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, Apollo will provide without charge to such person a copy of any and all documents incorporated by reference herein (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, Attention: Chief Financial Officer; Telephone: (720) 886-9656.

ITEM 6.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

2

Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person’s performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Apollo.

ITEM 8.                      EXHIBITS

Exhibit No.	Description of Exhibit
4.1
Amended and Restated Apollo Gold Corporation Stock Option Incentive Plan (incorporated by reference to Schedule B to Apollo Gold Corporation’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 9, 2009)

5.1	Opinion of Lackowicz, Shier & Hoffman
23.1	Consent of Lackowicz, Shier & Hoffman (included in Exhibit 5.1)
23.2	Consent of Deloitte and Touche LLP
24.1	Power of Attorney (included on signature page of this registration statement)

ITEM 9. UNDERTAKINGS

(a)           We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

3

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that

(A)
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

…

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

…

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on this 15th day of October, 2009.

APOLLO GOLD CORPORATION

By: /s/ Melvyn Williams
      Melvyn Williams, Chief Financial Officer and
Senior Vice President – Finance and Corporate
Development

By:  /s/ R. David Russell
R. David Russell, President and Chief Executive
Officer, Director and Authorized U.S.
Representative

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of R. David Russell and Melvyn Williams, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ R. David Russell	President and Chief Executive Officer, and Director (Principal Executive Officer)	October 15, 2009
R. David Russell

/s/ Melvyn Williams	Chief Financial Officer and Senior Vice President – Finance and Corporate Development (Principal Financial and Accounting Officer)	October 15, 2009
Melvyn Williams

/s/ Charles E. Stott	Chairman of the Board of Directors	October 15, 2009
Charles E. Stott

/s/ G. Michael Hobart	Director	October 15, 2009
G. Michael Hobart

/s/ Robert Babensee	Director	October 15, 2009
Robert W. Babensee

/s/ W.S. Vaughan	Director	October 15, 2009
W. S. Vaughan

/s/ David W. Peat	Director	October 15, 2009
David W. Peat

/s/ Marvin K. Kaiser	Director	October 15, 2009
Marvin K. Kaiser

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Amended and Restated Apollo Gold Corporation Stock Option Incentive Plan (incorporated by reference to Schedule B to Apollo Gold Corporation’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 9, 2009)

5.1	Opinion of Lackowicz, Shier & Hoffman
23.1	Consent of Lackowicz, Shier & Hoffman (included in Exhibit 5.1)
23.2	Consent of Deloitte and Touche LLP
24.1	Power of Attorney (included on signature page of this registration statement)